Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "WAVE SYNC CORP.", FILED IN THIS OFFICE ON THE FIRST DAY OF NOVEMBER, A.D. 2021, AT 10:41 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1862

2182471 8100
SR# 20213663661

Authentication: 204562619
Date: 11-01-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:41 AM 11/01/2021
FILED 10:41 AM 11/01/2021
SR 20213663661 - File Number 2182471

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WAVE SYNC CORP.

The undersigned, being the Chief Executive Officer and Director of Wave Sync Corp., a Delaware corporation (the "Corporation"), does hereby certify that:

1. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on December 23, 1988 under the name Lifeline, Inc.
2. This amended and restated certificate of incorporation was duly adopted in accordance with the Section 242 and 245 the Delaware General Corporation Law.
3. The original certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1.

The name of the corporation is Wave Sync Corp. (the "Corporation").

ARTICLE 2.

The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is National Registered Agents, Inc.

ARTICLE 3.

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Delaware General Corporation Law.

ARTICLE 4.

The total number of shares of all classes of which the Corporation shall have authority to issue shall be one hundred million (100,000,000) shares of common stock, par value $0.001 per share ("Common Stock"). The following provisions of this Article 4 constitute a statement of the powers, designations, preferences and relative participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of and relating to the Common Stock.

(1) Except as otherwise provided by law or this Certificate of Incorporation, each holder of the Common Stock is entitled to one vote for each share of Common Stock held of record for the election of directors and on all matters submitted for a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the Common Stock entitled to vote, voting together as a single class.

(2) Each share of Common Stock is entitled to participate equally in any dividends that may be declared by the Board of Directors and in any other distributions made by the Corporation.

(3) Reverse Stock Split. Without regard to any other provision of this amended and restated Certificate of Incorporation, each five (5) shares of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amended and restated Certificate of Incorporation becomes effective, shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares representing fractions of a share will be issued as a result of the reverse stock split, but, in lieu thereof, each fraction of a share that any stockholder would otherwise be

entitled to receive as a result of the reverse stock split will be rounded up to the nearest whole share.

ARTICLE 5.

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and shareholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

(a) The number of directors of the Corporation shall consist of not less than one (1), the exact number to be fixed by the Board of Directors from time to time pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote in the election of directors. No director need be a stockholder.

(c) Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that any vacancies resulting from removal from office by a vote of the stockholders for cause may be filled by a vote of the stockholders at the same meeting at which such removal occurs. The directors chosen to fill vacancies shall hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

(d) In furtherance and not in limitation of the powers conferred by statute, the power to adopt, amend or repeal the by-laws of the Corporation may be exercised by the Board of Directors; provided, however, that the Board of Directors may not amend or repeal any by-law adopted by the stockholders and declared as part of such adoption to be amendable or repealable only by the stockholders. Any adoption, amendment or repeal of the by-laws by the Board of Directors shall require the approval of a majority of the Board of Directors.

(e) Except as otherwise prescribed by law or by this Amended and Restated Certificate of Incorporation, special meetings of stockholders, for any purpose or purposes, may only be called by the officers and directors as provided in the by-laws of the Corporation.

ARTICLE 6.

(a) The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, or otherwise and shall inure to the benefits of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

(b) Reasonable expenses, including court costs and attorneys' fees, incurred by a person who was or is a witness

or who was or is named as a defendant or respondent in a proceeding, by reason of the fact that such individual is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such proceeding, and upon receipt by the Corporation of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article 6, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by the Corporation if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 6. Such written undertaking shall be an unlimited obligation of such person and it may be accepted without reference to financial ability to make repayment.

ARTICLE 7.

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this amended and restated Certificate of Incorporation, in the manner now or hereafter prescribed by statutes, and all rights conferred upon stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of November 1, 2021.

Name: Jiang Hui
Title: Chief Executive Officer and Director